Exhibit 23.4

Consent of Independent Auditor

The Board of Directors

Azure Midstream Holdings LLC:

We consent to the use of our report dated April 24, 2014, with respect to the consolidated balance sheets of TPF II East Texas Gathering, LLC as of November 14, 2013 and December 31, 2012, and the related statements of operations, cash flows and member’s equity for the period from January 1, 2013 to November 14, 2013 and for the year ended December 31, 2012, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Omaha, Nebraska

November 12, 2014